FORM 5

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(  ) Form 3 Holdings Reported

(  ) Form 4 Transactions Reported


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Christopher M.G. Brown
    c/o Jones Lang LaSalle Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

    1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
( ) DIRECTOR
( ) 10% OWNER
(X) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

    Officer of Subsidiary
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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
     Common Stock
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2.  Transaction Date (Month/Day/Year)
     September 19, 1999
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3.  Transaction Code (Instr.8)
     J, see footnote (1) to this form
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
     14,226 Shares, D, see footnote (1) to this form
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5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)
     193,188 Shares
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
     I
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
     by a corporation
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)


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2.  Conversion or Exercise Price of Derivative Security


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3.  Transaction Date (Month/Day/Year)


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4.  Transaction Code (Instr. 8)


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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


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6.  Date Exercisable and Expiration Date (Month/Day/Year)


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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)


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8.  Price of Derivative Security (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)


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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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EXPLANATION OF RESPONSES:


FOOTNOTE 1:

Shares forfeited to the Company in connection with the closing net worth adjustment provided for in the documents pursuant to which the Jones Lang Wootton businesses were acquired by the Company.




/s/ Fritz E. Freidinger as Attorney-in-Fact         February 14, 2000
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**SIGNATURE OF REPORTING PERSON                           Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).